Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  June 18, 2008

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 2.01	COMPLETION OF ACQUISITION OF ASSETS.

On June 18, 2008, our wholly owned subsidiary RCI Entertainment (Northwest Highway), Inc. (the “Purchaser”) completed the acquisition of certain assets (the “Purchased Assets”) of North by East Entertainment, Ltd., a Texas limited partnership (the “Seller”) by and through its general partner, Northeast Platinum, LLC, a Texas limited liability company (the “General Partner”) pursuant to an Asset Purchase Agreement dated May 10, 2008 previously filed with our Form 8-K on May 14, 2008.  The Seller owned and operated an adult entertainment cabaret known as “Platinum Club II” (the “Club”), located at 10557 Wire Way (at Northwest Highway), Dallas, Texas  75220 (the “Real Property”).

At closing, we paid a total purchase price of $1,500,000 cash for the Purchased Assets.  At Closing, the principal of the Seller entered into a five-year agreement not to compete with the Club by operating an establishment with an urban theme that both serves liquor and provides live female nude or semi-nude adult entertainment in Dallas County, Tarrant County, Texas or any of the adjacent counties thereto.  A copy of the Non Competition Agreement is attached hereto as Exhibit 10.2.

As part of the transaction, our wholly owned subsidiary RCI Holdings, Inc. (“RCI”) also acquired the Real Property from Wire Way, LLC, a Texas limited liability company (“Wire Way”).  Pursuant to a Real Estate Purchase and Sale Agreement (the “Real Estate Agreement”) dated May 10, 2008 previously filed with our Form 8-K on May 14, 2008, RCI paid total consideration of $6,000,000, which was paid $1,650,000 in cash and $4,350,000 through the issuance of a five (5) year promissory note (the “Promissory Note”).  The Promissory Note bears interest at a varying rate at the greater of (i) two percent (2%) above the Prime Rate or (ii) seven and one-half percent (7.5%), which is guaranteed by us and by Eric Langan, our Chief Executive Officer, individually.  A copy of the Promissory Note is attached hereto as Exhibit 10.1.  A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
10.1	Promissory Note
10.2	Non-Competition Agreement
99.1	Press release dated June 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: June 23, 2008		Eric Langan
President and Chief Executive Officer